Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Robert C. Singer

Chief Financial Officer

Williams Scotsman, Inc.

(410) 931-6108

Williams Scotsman, Inc. Reports Operating Results

for the Second Quarter Ended  June  30, 2005

Baltimore, MD - July 21, 2005 – Williams Scotsman, Inc. (the “Company”) announced today revenues for the quarter ended June 30, 2005 of $135.0 million, which represents an 8.7% increase from $124.2 million in the comparable period of 2004. Gross profit was $52.2 million and $46.1 million for the quarters ended June 30, 2005 and 2004, respectively. EBITDA was $42.3 million for the quarter ended June 30, 2005, which was up 11.2% from $38.0 million in the comparable period of 2004.  Net loss for the quarter ended June 30, 2005 was ($2.7) million, an increase of $2.4 million from ($0.3) million in the comparable period of 2004. During the second quarter of 2005, the Company recorded a loss on the early extinguishment of debt of $5.2 million. Cash flow from operating activities was $4.8 million for the quarter ended June 30, 2005, a decrease of approximately $2.2 million from $7.0 million in the comparable period of 2004. Cash flow used in investing activities was $38.4 million for the quarter ended June 30, 2005, an increase of approximately $24.5 million from $13.9 million in the comparable period of 2004. Cash flow from financing activities was $32.2 million for the quarter ended June 30, 2005, an increase of approximately $25.8 million from $6.4 million in the comparable period of 2004.

Revenues for the six months ended June 30, 2005 were $261.1 million, which represents a 13% increase from $231.1 million in the comparable period of 2004. Gross profit was $102.0 million and $90.0 million for the six months ended June 30, 2005 and 2004, respectively.  EBITDA was $81.6 million for the six months ended June 30, 2005, which was up 12.0% from $72.9 million in the comparable period of 2004.  Net loss for the six months ended June 30, 2005 was ($3.5) million, an increase of $1.4 million from ($2.1) million in the comparable period of 2004. For the six months ended 2005, the Company recorded a loss on the early extinguishment of debt of $5.2 million.  Cash flow from operating activities was $19.6 million for the six months ended June 30, 2005, a decrease of approximately $8.3 million from $27.9 million in the comparable period of 2004.  Cash flow used in investing activities was $59.7 million for the six months ended June 30, 2005, a decrease of approximately $6.4 million from $66.1 million in the comparable period of 2004. Cash flow from financing activities was $40.0 million for the six months ended June 30, 2005, an increase of approximately $1.6 million from $38.4 million in the comparable period of 2004.

Quarter Ended June 30, 2005 Results

Revenues in the quarter ended June 30, 2005 were $135.0 million, a $10.8 million or 8.7% increase from revenues of $124.2 million in the same period of 2004.  The increase resulted from a $5.5 million or 10.0% increase in leasing revenue, a  $2.9 million or 10.2% increase in delivery and installation revenues, a $2.7 million or 47.2% increase in sales of rental equipment and a  $0.3 million or 3.2% increase in other revenue, offset by a $0.7 million or 2.7% decrease in sales of new units from the same period in 2004.  The 10.0% increase in leasing revenue for the quarter ended June 30, 2005, as compared to the same period of 2004, resulted from an average increase of approximately 2,500 units on rent and an increase in the average rental rate for the quarter ended June 30, 2005 from $247 to $259. The increase in units on rent was positively impacted by the aftermath of 2004 hurricane related activity in the southeast region of the country while the increase in the average rental rate was primarily a result of rental rate increases implemented during 2004 and the first half of 2005 as well as positive changes in the mix of units on rent for the comparable periods. Average fleet utilization of approximately 81% for the quarter ended June 30, 2005 was up approximately 0.9% from the same period of the prior year. The increase in delivery and installation revenue is largely due to increased units on rent for the quarter ended June 30, 2005 as compared to the same period of 2004 which was partially offset by decreased modular sales activity resulting from completed projects in the Northeast and Mid-Atlantic regions of the country. The increase in sales of rental units of 47.2% was primarily due to the sale of rental units in the Mid-Atlantic and the Pacific Northwest regions of the country.  The decrease in sales of new units is primarily attributable to timing of sales, in particular, a large sale of classroom units to a customer during the second quarter of 2004 in the southeast region of the country.

Gross profit for the quarter ended June 30, 2005 was $52.2 million, a $6.0 million or 13.1% increase from the second quarter of 2004.  This increase was primarily driven by the increased leasing and sales of rental units described above. While leasing gross profit margin increased $3.1 million from the same period in 2004, leasing gross profit margin percentage remained relatively flat as a result of the increased leasing revenues described above primarily offset by an 12.1% increase in direct leasing costs related to refurbishment and maintenance costs incurred to place units on rent. Gross profit margin percentage related to new unit sales increased 4.8% primarily due to lower margins on certain modular construction activities in the northeast region of the country during the quarter ended June 30, 2004.  Gross profit margin percentage from sales of rental units increased by 5.0% primarily as a result of the increased revenues discussed above and the change in mix of rental units sold as compared to the same period of 2004.  Gross profit margin from other revenues increased $0.6 million and gross profit margin percentage from other revenues increased 3.2% from the prior period, primarily as a result of a positive change in mix of other ancillary leasing and sales activities.  Delivery and installation gross margin increased $0.4 million for the three months ended June 30, 2005 while the gross profit margin percentage remained relatively flat.

Selling, general and administrative expenses for the three month period ended June 30, 2005 increased by approximately $2.6 million or 13.1% to $22.7 million from $20.1 million in the same period of 2004.  This increase is primarily associated with increased employee, facility and marketing related costs primarily to support growth of the Company’s revenues discussed above.

Interest expense increased by 9.7% to $25.0 million in the second quarter of 2005 from $22.8 million in the same period in 2004.  This increase is primarily a result of the Company’s average credit facility debt increasing $30.4 million or 10.1% while the Company’s effective interest rate on our total debt increased approximately 70 basis points over the same period of 2004.  During the second quarter of 2005, the Company recorded a loss on the early extinguishment of debt of $5.2 million resulting from the write-off of deferred financing costs related to the Company’s prior credit facility as a result of entering into an amended and restated credit facility in June of 2005.

For the quarter ended June 30, 2005 and 2004, income tax benefit was $2.1 million and $0.2 million respectively.  Our effective tax rate for the quarters ended June 30, 2005 and 2004 was 44.4% and 38.0%, respectively. The increase in the effective tax rate is primarily attributable to changes in the relative contribution of income in various tax jurisdictions and may vary in future quarters if income results vary from forecasts.

Six Months Ended June 30, 2005 Results

Revenues in the six months ended June 30, 2005 were $261.1 million, a $30.0 million or 13.0% increase from revenues of $231.1 million in the same period of 2004.  The increase resulted from a $11.4 million or 10.6% increase in leasing revenue, a $10.4 million or 21.0% increase in delivery and installation revenues, a $4.6 million or 41.4% increase in sales of rental equipment, a $2.7 million or 6.2% increase in sales of new units and a $0.9 million or 4.7% increase in other revenue, from the same period in 2004.  The 10.6% increase in leasing revenue for the six months ended June 30, 2005, as compared to the same period of 2004, resulted from an average increase of approximately 4,200 units on rent and a $9 increase in the average rental rate for the six months ended June 30, 2005 from $249 to $258.  The increase in units on rent was positively impacted by the aftermath of 2004 hurricane related activity in the southeast region of the country and the purchase of the California classroom units in March 2004 while the $9 increase in the average rental rate was primarily a result of rental rate increases implemented during 2004 and the first half of 2005 as well as positive changes in the mix of units on rent for the comparable periods. Average fleet utilization of approximately 81% for the six months ended June 30, 2005 was up approximately 1.3% from the same period of the prior year. The increase in delivery and installation revenue is largely due to increased units on rent for the six months ended June 30, 2005 as compared to the same period of 2004 as well as an increase in sales activity during the period primarily in the southwest region of the country.  The increase in sales of rental units of 41.4% was primarily due to the sale of rental units in the mid-Atlantic and the Pacific Northwest regions of the country.  The increase in sales of new units for the six months ended June 30, 2005 is primarily attributable to sales of new units in the northeast and southwest regions of the country offset by a large sale of classroom units to a customer during the first half of 2004 in the southeast region of the country.

Gross profit for the six months ended June 30, 2005 was $102.0 million, a $12.0 million or 13.3% increase from the six months ended June 30, 2004.  Leasing gross profit margin increased $6.9 million from the same period in 2004 while leasing gross profit margin percentage increased by approximately 0.5%.  These increases were a result of the increased leasing revenues described above primarily offset by an 12.3% increase in direct leasing costs related to refurbishment and maintenance costs incurred to place units on rent. Delivery and installation gross margin increased $1.7 million for the six months ended June 30, 2005 primarily as a result of increased delivery and installation revenue discussed above. The gross profit margin percentage increased approximately 0.6% which is primarily attributable to the increased margins on related sales of new and rental units during the six month period ended June 30, 2005 as well as higher margins on certain modular construction projects in 2005 as compared to 2004.  Gross profit margin and gross profit margin percentage from sales of rental units increased by $1.2 million and 1.7%, respectively, primarily as a result of the increased revenues discussed above and the change in mix of rental units sold as compared to the same period of 2004.  Gross profit margin from other revenues increased $1.2 million while gross profit margin percentage from other revenues increased 2.5% from the prior period, primarily as a result of a positive change in mix of other ancillary leasing and sales activities.   Gross profit margin and gross profit margin percentage related to new unit sales increased $1.1 million and 1.4%, respectively, primarily due to higher margins on certain modular construction projects during the six months ended June 30, 2005 as compared to the same period in the prior year.

Selling, general and administrative expenses for the six month period ended June 30, 2005 increased by approximately $4.8 million or 11.8% to $45.7 million from $40.9 million in the same period 2004.  This increase is primarily associated with increased employee and facility related costs, professional fees and marketing related costs primarily to support growth of the Company’s revenues discussed above.

Interest expense increased by 8.4% to $49.3 million in the first half 2005 from $45.4 million in the same period in 2004. This increase is primarily related to the Company’s average credit facility debt increasing $40.9 million or 14.4% while the Company’s effective interest rate on our total debt increased approximately 40 basis points over the same period of 2004.  During the six months ended June 30, 2005, the Company recorded a loss on the early extinguishment of debt of $5.2 million resulting from the write-off of deferred financing costs related to the Company’s prior credit facility as a result of entering into an amended and restated credit facility in June of 2005.

For the six months ended June 30, 2005 and 2004, income tax benefit was $2.6 million and $1.3 million respectively.  Our effective tax rate for the six months ended June 30, 2005 and 2004 was 43.0% and 38.0%, respectively.  The increase in the effective tax rate is primarily attributable to changes in the relative contribution of income in various tax jurisdictions and may vary in future quarters if income results vary from forecasts.

Cash Flow Results for the Quarter and Six Months Ended June 30, 2005

The $2.2 million decrease in cash flow from operating activities for the quarter ended June 30, 2005 was primarily the result of increased interest paid as a result of additional borrowings under the Company’s credit facility and increased accounts receivable, partially offset by increased accounts payable and accrued expenses in comparison with the same period of 2004.  The increase in accounts receivable was primarily associated with the increase in revenues for the period while the increase in accounts payable and other accrued expenses resulted primarily from the timing of related payments.  The $8.4 million decrease in cash flow from operating activities for the six months ended June 30, 2005 was primarily the result of increased interest paid as a result of additional borrowings and decreases in accounts payable balances primarily related to timing of payments. Sales of new units and rental equipment, as well as increased leasing gross profit, positively impacted cash flow from operating activities during the quarter and six months ended June 30, 2005.  See Quarter and Six Months Ended June 30, 2005 Results above for further discussion of sales and leasing gross profit.

The Company’s leverage ratio at June 30, 2005 was 6.35x, up from 6.26x at March 31, 2005.  The increase is due to higher seasonal debt levels as a result of the $27.2 million semi-annual coupon payment on our 9-7/8 notes on June 1, as well as $8.3 million in fees paid in June 2005 in connection with the amended and restated credit agreement, partially offset by an increase in our trailing four quarters Consolidated EBITDA (as defined herein).  Excluding the credit facility fees, the leverage ratio would have been 6.30:1 at June 30, 2005.  The leverage ratio is calculated by dividing total debt by trailing twelve months Consolidated EBITDA.  If cash flow from operating activities, the most directly comparable GAAP measure to Consolidated EBITDA were used in these calculations instead of Consolidated EBITDA, our leverage ratio would have been 21.80:1.

Williams Scotsman has scheduled a conference call for July 25, 2005 at 2:00 PM Eastern Time to discuss its second quarter results.  To participate in the conference call, dial 888-343-7239 for domestic (415-537-1966 for international) and ask to be placed into the Williams Scotsman call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until 11:59 PM on August 1, 2005.  To access the replay, dial 800-633-8284 and enter access code 21252518 domestically (international callers can dial 402-977-9140).

About Williams Scotsman

Williams Scotsman, Inc., headquartered in Baltimore, Maryland, is a provider of modular space solutions for the construction, education, commercial and industrial, and government markets.  The company serves over 25,000 customers, operating a fleet of over 97,000 modular space and portable storage units that are leased through a network of 85 branches. Williams Scotsman provides delivery, installation, and other services to its leasing customers, and sells new and used modular space products and services.

For information, visit the Company’s website at www.willscot.com <http://www.willscot.com/

All statements other than statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies regarding the future.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it assumes no responsibility for the accuracy and completeness of these forward-looking statements and gives no assurance that these expectations will prove to have been correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under “Risk Factors” and elsewhere in the Company’s 10-K, 10-Q and other SEC filings.  The Company assumes no obligation to update any forward-looking statement. Certain prior year amounts have been reclassified to conform to current year presentation.

Williams Scotsman, Inc.

Consolidated Statement of Operations (unaudited)

(dollars in thousands)

	Quarter Ended June 30,			Six Months Ended June 30,
	2005	2004	% Change	2005	2004	% Change
Revenues
Leasing	$60,297	$54,838	10.0%	$119,080	$107,665	10.6%
Sales:
New units	24,046	24,715	(2.7)%	46,537	43,806	6.2%
Rental equipment	8,532	5,798	47.2%	15,565	11,010	41.4%
Delivery and installation	31,764	28,832	10.2%	59,599	49,246	21.0%
Other	10,376	10,051	3.2%	20,335	19,418	4.7%
Total revenues	135,015	124,234	8.7%	261,116	231,145	13.0%

Cost of sales and services
Leasing
Depreciation and amortization	12,834	11,988	7.1%	25,367	23,768	6.7%
Other direct leasing costs	14,486	12,927	12.1%	26,968	24,015	12.3%
Sales:
New units	19,626	21,360	(8.1)%	38,544	36,876	4.5%
Rental equipment	6,492	4,701	38.1%	12,171	8,798	38.3%
Delivery and installation	27,043	24,503	10.4%	51,546	42,887	20.3%
Other	2,356	2,606	(9.6)%	4,563	4,836	(5.7)%

Total cost of sales and services	82,837	78,085	6.1%	159,159	141,180	12.7%

Gross profit	52,178	46,149	13.1%	101,957	89,965	13.3%

Selling, general & administrative expenses	22,744	20,118	13.1%	45,691	40,877	11.8%
Other depreciation and amortization	4,032	3,680	9.6%	7,942	7,094	12.0%
Interest expense	25,032	22,818	9.7%	49,259	45,445	8.4%
Loss on early extinguishment of debt	5,182	—	100.0%	5,182	—	100.0%
Total operating expenses	56,990	46,616	22.3%	108,074	93,416	15.7%

Loss before income taxes	(4,812)	(467)	(930.4)%	(6,117)	(3,451)	(77.3)%
Income tax benefit	(2,143)	(178)	(1103.9)%	(2,640)	(1,312)	(101.2)%
Net loss	$(2,669)	$(289)	(823.5)%	$(3,477)	$(2,139)	(62.6)%

Williams Scotsman, Inc.

Summary of Selected Consolidated Financial Information (unaudited)

(dollars in thousands)

	Quarter Ended June 30,			Six Months Ended June 30,
Operations Data:	2005	2004	% Change	2005	2004	% Change

Gross profit
Leasing	$32,977	$29,923	10.2%	$66,745	$59,882	11.5%
Sales:
New units	4,420	3,355	31.8%	7,993	6,930	15.4%
Rental equipment	2,040	1,097	86.0%	3,394	2,212	53.4%
Delivery and installation	4,721	4,329	9.1%	8,053	6,359	26.6%
Other	8,020	7,445	7.7%	15,772	14,582	8.2%
Total gross profit	$52,178	$46,149	13.1%	$101,957	$89,965	13.3%

Reconciliation of EBITDA for the quarter and six months ended June 30, 2005 and 2004 to cash flow from operating activities - the most comparable GAAP measure:

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
EBITDA (a)	$42,268	$38,019	$81,633	$72,856
Increase in net accounts receivable	(17,891)	(13,619)	(10,305)	(13,220)
Increase in accounts payable and accrued expenses	18,652	15,386	4,779	14,659
Interest paid	(34,165)	(31,167)	(47,719)	(42,098)
Increase in other assets	(3,946)	(1,108)	(7,163)	(2,915)
Increase in other liabilities	1,435	240	1,202	424
Non-cash stock compensation expense	445	339	538	454
Gain on sale of equipment	(2,040)	(1,097)	(3,394)	(2,217)

Cash flow from operating activities	$4,758	$6,993	$19,571	$27,943

Other Data:
Cash flow used in investing activities	$(38,425)	$(13,896)	$(59,698)	$(66,122)

Cash flow provided by financing activities	$32,177	$6,415	$39,959	$38,350

(a) The Company defines EBITDA as earnings before deducting interest, income taxes, depreciation, and amortization.

Williams Scotsman, Inc.

Summary of Selected Consolidated Financial Information (unaudited)

(dollars in thousands, except monthly rental rates)

	Quarter Ended June 30,		Six Months Ended June 30,
Rental Fleet and Capital Expenditure Data:	2005	2004	2005	2004
Lease fleet units, as of end of period	97,200	94,900	97,200	94,900
Lease fleet units, average for period	96,600	94,500	96,000	92,300
Utilization rate based upon units, average over period	81%	80%	81%	79%
Monthly rental rate, average over period	$259	$247	$258	$249
Capital expenditures
Lease fleet	$36,277	$12,269	$49,800	$19,227
Non-lease fleet	2,115	1,628	5,282	3,425
Acquisitions	33	—	4,616	43,470

	June 30,
Balance Sheet Data (at period end):	2005	2004
Rental equipment, net	$910,638	$866,412
Total assets	1,329,871	1,254,432
Total debt	1,058,707	1,000,833

Other Financial Data (at period end):	June 30 2005
Leverage Ratio (c)	6.35
Leverage Ratio (d)	21.80
Borrowing base availability under revolving credit facility (b)	$146,531

Reconciliation of Consolidated EBITDA, as defined in the credit agreement, to cash flow from operating activities - the most comparable GAAP measure as of June 30,2005:

Consolidated EBITDA - trailing 12 months (c) (e)	$166,645
Increase in net accounts receivable	(17,212)
Increase in accounts payable and accrued expenses	8,553
Interest paid	(90,525)
Increase in other assets	(9,663)
Increase in other liabilities	2,473
Gain on sale of equipment (including net recovery from hurricanes)	(11,030)
Pro forma EBITDA impact of acquisitions	(645)
Cash flow from operating activities - trailing 12 months	$48,596
Cash flow from investing activities – trailing 12 months	$96,513
Cash flow from financing activities – trailing 12 months	$47,802

(b)                   In June 2005, the Company entered into an Amended and Restated Credit Agreement which provides for a revolving credit facility of $500 million and a $150 million term loan.  The Company is not subject to financial covenants as long as its excess availability under the revolving credit facility remains above $75 million. As of June 30, 2005, the Company’s excess availability under the revolver was $146.5 million or  $71.5million in excess of the $75 million.

(c)                    As defined in the Company’s credit agreement

(d)                   Calculated using cash flow from operating activities, the most comparable GAAP measure to Consolidated EBITDA

(e)                    Consolidated EBITDA is defined in the Company’s credit agreement as the Company’s net income plus interest, taxes, depreciation and amortization expenses, and excludes (gains) losses on sales of fixed assets and any other non-cash items, and non-cash stock compensation charges.  Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity.  We are providing consolidated EBITDA as supplemental information so that investors can evaluate and analyze the Company’s compliance with its financial covenants under the Amended and Restated Credit Facility.

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